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                                                                    Exhibit 11.1
                                 PartnerRe Ltd.
        Computation of Net Income per Common and Common Equivalent Share
               For the Three Months Ended March 31, 2002 and 2001
       (Expressed in thousands of U.S. dollars, except per share amounts)

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
                                                For the Three Months Ended March 31, 2002 For the Three Months Ended March 31, 200l
                                                ----------------------------------------- -----------------------------------------
                                                   Income       Shares       Per-Share      Income         Shares        Per-Share
                                                 (Numerator) (Denominator)     Amount     (Numerator)   (Denominator)      Amount
                                                ------------ -------------   ---------    -----------   -------------    ----------
Net Income                                      $     63,255                              $    95,946
Less: Preferred stock dividends                        5,000                                    5,000
                                                ------------                              -----------

Basic Net Income Per Share
Net Income available to common shareholders           58,255   50,202.6      $    1.16         90,946      50,121.5      $     1.81
                                                                             ===========                                 ==========

Effect of Dilutive Securities:

       Class B Warrants                                           918.9                                      901.3
       Stock Options                                              566.0                                      530.8
                                                ------------ -------------                -----------   -----------

Diluted Net Income Per Share
Net income available to common shareholders     $     58,255   51,687.5      $    1.13    $   90,946      51,553.6       $     1.76
                                                ============ =============   =========    ===========   ===========      ----------
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